EXHIBIT 99.1
Element Solutions Inc
Announces 2020 Second Quarter Financial Results
•Net sales of $387 million, a decline of 15% from last year on a reported and organic basis
•GAAP diluted earnings per share of $0.01, compared to $0.06 in the same period last year; adjusted EPS of $0.18, compared to $0.21 in the same period last year
•Reported net income of $2 million, compared to $15 million in the same period last year
•Adjusted EBITDA of $85 million, preserving year-over-year margin despite COVID-19-related volume declines
•Second quarter 2020 cash flows from operating activities of $64 million and free cash flow of $61 million; year-to-date cash flows from operating activities of $125 million and free cash flow of $111 million
•Third quarter 2020 adjusted EBITDA guidance of at least $80 million
•Increasing free cash flow outlook; expect greater than $185 million for the full year 2020
Miami, Fla., August 4, 2020 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the six months ended June 30, 2020.
Executive Commentary
Chief Executive Officer Benjamin Gliklich said, “Our team at Element Solutions, together with our suppliers and customers, continued to overcome significant hurdles to ensure supply chain continuity and deliver solutions to our end markets this quarter. The pace of adaptation in our business has been remarkable and a testament to our people. We are very thankful for this effort and pleased that we have been able to contribute to the fight against the COVID-19 pandemic and support the economic recovery from its impact. That impact was significant in the first half and particularly in the second quarter in our business in Europe and the Americas. Nonetheless, our profit and cash flow exceeded our expectations in Q2 due to solid execution, resilience in the high-end electronics markets and the quality of our variable cost, asset-light business model. Despite a significant decline in net sales driven by COVID-related supply chain disruptions, we were able to preserve our adjusted EBITDA margin in the quarter and grow free cash flow year-over-year. We generated $61 million of free cash flow this quarter and $111 million in the first half of this year, which compares to $86 million generated in the first half of 2019 on an adjusted basis. Free cash flow growth of nearly 30% in an economic dislocation such as this demonstrates the stability and quality of our businesses. Importantly, we were able to generate these results while executing cost initiatives that did not include significant headcount reductions. We have preserved our most important asset, our people, which positions us well to benefit disproportionately from a recovery in our markets.”

Mr. Gliklich continued, “In July, we have seen a continuation of the positive trends we experienced in June since the second quarter trough in May. We are cautious about extrapolating the trend from July through the balance of the third quarter given economic uncertainty and the unknowable nature of extended or renewed COVID-19-related supply chain disruptions or broader economic impacts. In this context, we expect adjusted EBITDA in the third quarter of at least $80 million. If economic conditions improve more robustly, we believe there is upside to this baseline. While we are not comfortable in the current climate to provide full year adjusted EBITDA guidance, we expect full year 2020 free cash flow to exceed $185 million. Our ability to provide a full year free cash flow outlook despite the highly uncertain economic backdrop is evidence of the strength of our cash flow in different market conditions. We remain growth-oriented and have been actively evaluating compelling tuck-in acquisitions. We plan to continue to deploy our strong cash flow to compound growth in earnings per share while targeting a net leverage ratio below 3.5x adjusted EBITDA.”
Second Quarter 2020 Highlights (compared with second quarter 2019):
•Net sales on a reported basis for the second quarter of 2020 were $387 million, a decrease of 15% over the second quarter of 2019. Organic net sales, which exclude the impact of currency changes, certain pass-through metal prices and acquisitions, decreased 15%.

◦Electronics: Net sales decreased 5% to $253 million. Organic net sales decreased 6%.
◦Industrial & Specialty: Net sales decreased 29% to $134 million. Organic net sales decreased 26%.
•Second quarter of 2020 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.01 for the second quarter of 2020, as compared to $0.06 for the second quarter of 2019.
◦Adjusted EPS was $0.18, as compared to $0.21 per share.
•Reported net income for the second quarter of 2020 was $2 million, as compared to $15 million for the second quarter of 2019.
•Adjusted EBITDA for the second quarter of 2020 was $85 million, a decrease of 16%. On a constant currency basis, adjusted EBITDA decreased 13%.
◦Electronics: Adjusted EBITDA was $58 million, a decrease of 4%. On a constant currency basis, adjusted EBITDA decreased 1%.
◦Industrial & Specialty: Adjusted EBITDA was $27 million, a decrease of 33%. On a constant currency basis, adjusted EBITDA decreased 30%.
◦Adjusted EBITDA margin decreased 10 basis points to 22% on a reported basis. On a constant currency basis, adjusted EBITDA margin increased 10 basis points.

2020 Guidance

For the third quarter of 2020, the Company expects adjusted EBITDA to be at least $80 million. The Company increased its full year 2020 free cash flow outlook and now expects to generate free cash flow of greater than $185 million for the full year. However, the impact of COVID-19 continues to make it difficult to forecast macroeconomic conditions or operating results.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2020 second quarter financial results at 8:30 a.m. (Eastern Time) on Tuesday, August 4, 2020. Participants on the call will include Executive Chairman Sir Martin E. Franklin, Chief Executive Officer Benjamin Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 877-876-9173 (domestic) or 785-424-1667 (international) and provide the Conference ID: ESIQ220. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the innovative solutions of the Company's businesses enable customers' manufacturing processes in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential" "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding supply chain continuity and solutions delivery; continuation of positive trends; economic uncertainty and COVID-related supply chain disruptions or broader economic impacts; benefits from a market recovery; adjusted EBITDA guidance for the third quarter of 2020; adjusted EBITDA baseline expectations for the third quarter of 2020; full year 2020 free cash flow outlook expected to exceed $185 million; cash flow strength in different market conditions; inorganic growth and tuck-in acquisitions; cash flow deployment to compound growth in EPS; and targeted net leverage ratio below 3.5x adjusted EBITDA. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available to management as of the current date, and management does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the duration and spread of the coronavirus (COVID-19) pandemic; new information concerning its transmission and severity; actions taken or that might be taken by governments, businesses or individuals to contain or reduce its repercussions and mitigate its economic implications; evolving macroeconomic factors, including general economic uncertainty, unemployment rates, and recessionary pressures; decreased consumer spending levels; reduction or changes in customer demand for the Company's products and services; the Company's ability to manufacture, sell and provide its products and services, including as a result of travel restrictions, closed borders, operating restrictions imposed on its facilities or reduced ability of its employees to continue to work efficiently; increased operating costs (whether as a results of changes to the Company's supply chain or increases in employee costs or otherwise); collectability of customer accounts; additional and prolonged devaluation of other countries' currencies relative to the U.S. dollar; the general impact of the pandemic on the Company's customers, employees, suppliers, vendors and other stakeholders; the Company's ability to realize the expected benefits of its cost containment and cost savings measures; business and management strategies; outstanding debt and debt leverage ratio; shares repurchases; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to raise and/or retire new debt and/or equity and to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the periodic and other reports filed by Element Solutions with the Securities and Exchange Commission. Element Solutions undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)	2020	2019	2020	2019
Net sales	$387.0	$456.7	$839.6	$916.5
Cost of sales	224.5	263.7	479.8	525.2
Gross profit	162.5	193.0	359.8	391.3
Operating expenses:
Selling, technical, general and administrative	113.4	126.4	238.6	268.8
Research and development	9.6	11.1	27.1	21.9
Total operating expenses	123.0	137.5	265.7	290.7
Operating profit	39.5	55.5	94.1	100.6
Other expense:
Interest expense, net	(16.9)	(18.2)	(33.6)	(56.3)
Foreign exchange loss	(12.8)	(28.3)	(38.6)	(1.2)
Other expense, net	(1.7)	(1.1)	(1.3)	(49.1)
Total other expense	(31.4)	(47.6)	(73.5)	(106.6)
Income (loss) before income taxes and non-controlling interests	8.1	7.9	20.6	(6.0)
Income tax (expense) benefit	(5.8)	6.8	(9.9)	17.2
Net income from continuing operations	2.3	14.7	10.7	11.2
(Loss) income from discontinued operations, net of tax	(1.1)	(13.3)	(0.9)	14.1
Net income	1.2	1.4	9.8	25.3
Net loss (income) attributable to non-controlling interests	—	0.1	—	(0.6)
Net income attributable to common stockholders	$1.2	$1.5	$9.8	$24.7

Earnings (loss) per share
Basic from continuing operations	$0.01	$0.06	$0.04	$0.04
Basic from discontinued operations	—	(0.05)	—	0.05
Basic attributable to common stockholders	$0.01	$0.01	$0.04	$0.09

Diluted from continuing operations	$0.01	$0.06	$0.04	$0.04
Diluted from discontinued operations	—	(0.05)	—	0.05
Diluted attributable to common stockholders	$0.01	$0.01	$0.04	$0.09

Weighted average common shares outstanding
Basic	248.8	257.3	249.6	262.7
Diluted	249.0	259.6	250.6	265.3

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(dollars in millions)	2020	2019
Assets
Cash and cash equivalents	$237.3	$190.1
Accounts receivable, net of allowance for doubtful accounts of $10.4 and $8.8 at June 30, 2020 and December 31, 2019, respectively	309.8	363.9
Inventories	210.8	199.6
Prepaid expenses	22.3	18.3
Other current assets	51.0	50.3
Current assets of discontinued operations	8.2	11.2
Total current assets	839.4	833.4
Property, plant and equipment, net	254.2	264.8
Goodwill	2,133.9	2,179.6
Intangible assets, net	868.6	944.4
Other assets	115.9	95.7
Non-current assets of discontinued operations	6.7	6.5
Total assets	$4,218.7	$4,324.4
Liabilities and stockholders' equity
Accounts payable	$79.8	$96.8
Current installments of long-term debt and revolving credit facilities	7.7	7.8
Accrued expenses and other current liabilities	140.6	155.1
Current liabilities of discontinued operations	17.6	34.1
Total current liabilities	245.7	293.8
Debt	1,511.1	1,513.2
Pension and post-retirement benefits	49.3	50.8
Deferred income taxes	118.2	119.6
Other liabilities	139.3	127.7
Total liabilities	2,063.6	2,105.1
Stockholders' Equity
Preferred stock - Series A	—	—
Common stock: 400.0 shares authorized (2020: 261.0 shares issued; 2019: 258.4 shares issued)	2.6	2.6
Additional paid-in capital	4,118.7	4,114.2
Treasury stock (2020: 12.2 shares; 2019: 8.3 shares)	(114.0)	(78.9)
Accumulated deficit	(1,526.7)	(1,536.5)
Accumulated other comprehensive loss	(323.8)	(280.5)
Total stockholders' equity	2,156.8	2,220.9
Non-controlling interests	(1.7)	(1.6)
Total equity	2,155.1	2,219.3
Total liabilities and stockholders' equity	$4,218.7	$4,324.4

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended June 30,
(dollars in millions)	June 30, 2020	March 31, 2020	2020	2019
Cash flows from operating activities:
Net income	$1.2	$8.6	$9.8	$25.3
(Loss) income from discontinued operations, net of tax	(1.1)	0.2	(0.9)	14.1
Net income from continuing operations	2.3	8.4	10.7	11.2
Reconciliation of net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	39.4	39.9	79.3	77.5
Deferred income taxes	1.7	(2.4)	(0.7)	(10.8)
Foreign exchange loss (gain)	13.4	24.5	37.9	(8.6)
Other, net	2.6	10.8	13.4	79.8
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	46.1	(2.6)	43.5	5.4
Inventories	3.1	(19.0)	(15.9)	(13.9)
Accounts payable	(22.5)	8.9	(13.6)	5.4
Accrued expenses	(16.0)	(6.2)	(22.2)	(93.5)
Prepaid expenses and other current assets	(2.8)	(4.4)	(7.2)	(24.9)
Other assets and liabilities	(3.8)	3.3	(0.5)	(22.3)
Net cash flows provided by operating activities of continuing operations	63.5	61.2	124.7	5.3
Cash flows from investing activities:
Capital expenditures	(4.5)	(10.5)	(15.0)	(11.4)
Proceeds from disposal of property, plant and equipment	1.5	—	1.5	—
Proceeds from Arysta Sale (net of cash $148.7 million)	—	—	—	4,281.8
Other, net	0.2	(5.9)	(5.7)	7.9
Net cash flows (used in) provided by investing activities of continuing operations	(2.8)	(16.4)	(19.2)	4,278.3
Cash flows from financing activities:
Debt proceeds, net of discount	—	—	—	749.1
Repayments of borrowings	(1.9)	(2.0)	(3.9)	(4,603.0)
Change in lines of credit, net	(320.0)	320.0	—	25.1
Repurchases of common stock	—	(33.1)	(33.1)	(445.1)
Payment of financing fees	—	—	—	(39.5)
Other, net	0.2	(1.5)	(1.3)	(8.8)
Net cash flows (used in) provided by financing activities of continuing operations	(321.7)	283.4	(38.3)	(4,322.2)
Cash flows from discontinued operations:
Net cash flows used in operating activities of discontinued operations	—	(14.7)	(14.7)	(135.3)
Net cash flows used in investing activities of discontinued operations	—	—	—	(5.0)
Net cash flows provided by financing activities of discontinued operations	—	—	—	4.8
Net cash flows used in discontinued operations	—	(14.7)	(14.7)	(135.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.9	(6.2)	(5.3)	6.2
Net (decrease) increase in cash, cash equivalents and restricted cash	(260.1)	307.3	47.2	(167.9)
Cash, cash equivalents and restricted cash at beginning of period	497.4	190.1	190.1	415.5
Cash, cash equivalents and restricted cash at end of period	$237.3	$497.4	$237.3	$247.6

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. UNAUDITED SEGMENT RESULTS
	Three Months Ended June 30,					Six Months Ended June 30,
(dollars in millions)	2020	2019	Reported	Constant Currency	Organic	2020	2019	Reported	Constant Currency	Organic
Net sales
Electronics	$253.2	$267.9	(5)%	(4)%	(6)%	$522.1	$533.8	(2)%	(1)%	(4)%
Industrial & Specialty	133.8	188.8	(29)%	(26)%	(26)%	317.5	382.7	(17)%	(15)%	(15)%
Total	$387.0	$456.7	(15)%	(13)%	(15)%	$839.6	$916.5	(8)%	(6)%	(9)%

Adjusted EBITDA
Electronics	$58.0	$60.4	(4)%	(1)%		$124.5	$116.8	7%	9%
Industrial & Specialty	26.8	40.1	(33)%	(30)%		70.4	82.3	(15)%	(12)%
Total	$84.8	$100.5	(16)%	(13)%		$194.9	$199.1	(2)%	1%

	Three Months Ended June 30,			Constant Currency		Six Months Ended June 30,			Constant Currency
	2020	2019	Change	2020	Change	2020	2019	Change	2020	Change
Adjusted EBITDA Margin
Electronics	22.9%	22.5%	40bps	23.1%	60bps	23.9%	21.9%	200bps	24.0%	210bps
Industrial & Specialty	20.0%	21.2%	(120)bps	20.2%	(100)bps	22.2%	21.5%	70bps	22.3%	80bps
Total	21.9%	22.0%	(10)bps	22.1%	10bps	23.2%	21.7%	150bps	23.4%	170bps

II. UNAUDITED CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	June 30, 2020
Instrument
Corporate Revolver		1/31/2024	LIBOR plus 2.25%	$—
USD Term Loans	(1)	1/31/2026	LIBOR plus 2.00%	738.8
Other Secured Debt				0.6
Total First Lien Debt				739.4
Senior Notes		12/1/2025	5.875%	800.0
Total Unsecured Debt				800.0
Total Debt				1,539.4
Cash Balance				237.3
Net Debt				$1,302.1
Adjusted Shares Outstanding	(2)			251.8
Market Capitalization	(3)			$2,732.0
Total Capitalization				$4,034.1
(1) Element Solutions swapped its floating term loan rate to a fixed rate through January 2024, which could vary due to changes in the euro and the U.S. dollar exchange rate. At June 30, 2020, approximately 100% of the Company's debt was fixed.
(2) See "Non-GAAP Adjusted Common Shares at June 30, 2020 and 2019 (Unaudited)" following the Adjusted Earnings Per Share table below.
(3) Based on the closing price of the shares of Element Solutions of $10.85 at June 30, 2020.

III. SELECTED FINANCIAL DATA
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in millions)	2020	2019	2020	2019
Interest expense	$17.2	$18.9	$34.3	$58.2
Interest paid	$27.8	$29.7	$31.5	$92.8
Income tax expense (benefit)	$5.8	$(6.8)	$9.9	$(17.2)
Income taxes paid	$16.5	$20.8	$29.4	$35.0
Capital expenditures	$4.5	$4.7	$15.0	$11.4
Proceeds from disposal of property, plant and equipment	$1.5	$—	$1.5	$—

Non-GAAP Measures
To supplement the financial measures prepared in accordance with GAAP, Element Solutions has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA guidance for the third quarter of 2020, adjusted earnings per share (EPS), adjusted common shares outstanding, free cash flow, free cash flow outlook for the full year 2020, net debt to adjusted EBITDA ratio and organic net sales growth. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews each of the non-GAAP measures mentioned above to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis. The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or are considered to be associated with its capital structure. These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company only provides adjusted EBITDA guidance for the third quarter 2020 on a non-GAAP basis and does not provide a reconciliation of such forward-looking non-GAAP measure to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructurings, refinancings, divestitures, impairments, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and six months ended June 30, 2020:

	Three Months Ended June 30, 2020
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(5)%	2%	(4)%	2%	(5)%	(6)%
Industrial & Specialty	(29)%	3%	(26)%	—%	—%	(26)%
Total	(15)%	2%	(13)%	1%	(3)%	(15)%

	Six Months Ended June 30, 2020
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(2)%	2%	(1)%	2%	(5)%	(4)%
Industrial & Specialty	(17)%	2%	(15)%	—%	—%	(15)%
Total	(8)%	2%	(6)%	1%	(3)%	(9)%
NOTE: Totals may not sum due to rounding.
For the three months ended June 30, 2020, Electronics' and the Company's consolidated results were positively impacted by $12.8 million of acquisitions and negatively impacted by $6.0 million of pass-through metals pricing. For the six months ended June 30, 2020, Electronics' and the Company's consolidated results were positively impacted by $27.2 million of acquisitions and negatively impacted by $8.1 million of pass-through metals pricing.
Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. Further, the Company adjusts its effective tax rate to 26% and 27% for the three and six months ended June 30, 2020 and 2019, respectively, as described in footnote (9) under the reconciliation table below. Lastly, the 2019 adjusted EPS total is based on the Company's new capital structure by assuming that the sale of Agricultural Solutions, the Company's former segment sold on January 31, 2019 (the "Arysta Sale"), had closed and its new credit agreement had been in place on January 1, 2019, which the Company believes is more reflective of the current capital structure of the Company.
The resulting adjusted net income from continuing operations is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period. Adjusted common shares outstanding consists of common shares outstanding, plus the shares that would be issued if all convertible stock was converted to common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented.

The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted net income from continuing operations attributable to common stockholders" and presents the adjusted number of common shares used in calculating adjusted EPS from continuing operations for each period presented below:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)		2020	2019	2020	2019
Net income attributable to common stockholders		$1.2	$1.5	$9.8	$24.7
Net (loss) income from discontinued operations attributable to common stockholders		(1.1)	(13.2)	(0.9)	14.1
Net income from continuing operations attributable to common stockholders		2.3	14.7	10.7	10.6
Reversal of amortization expense	(1)	28.9	28.4	58.3	56.8
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	2.3	2.1	4.4	4.2
Amortization of inventory step-up	(1)	—	—	1.4	—
Adjustment to interest expense	(2)	—	—	—	20.1
Restructuring expense	(3)	3.3	3.2	4.3	5.8
Acquisition and integration costs	(4)	1.3	0.3	7.9	1.7
Foreign exchange loss on foreign denominated external and internal long-term debt	(5)	11.8	28.7	40.9	0.4
Debt refinancing costs	(6)	—	0.3	—	61.0
Change in fair value of contingent consideration	(7)	—	0.5	—	2.9
Other, net	(8)	4.0	2.6	6.9	(0.5)
Tax effect of pre-tax non-GAAP adjustments	(9)	(13.4)	(17.8)	(32.3)	(41.1)
Adjustment to estimated effective tax rate	(9)	3.7	(9.0)	4.6	(15.6)
Adjustment to reverse income attributable to certain non-controlling interests	(10)	—	—	—	0.5
Adjusted net income from continuing operations attributable to common stockholders		$44.2	$54.0	$107.1	$106.8

Adjusted earnings per share from continuing operations	(11)	$0.18	$0.21	$0.43	$0.41

Adjusted common shares outstanding	(11)	251.8	261.3	251.7	261.8
(1) The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts its 2019 interest expense to reflect its capital structure post-Arysta Sale by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019, which the Company believes is more reflective of its current capital structure.
(3) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4) The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. During the first quarter of 2020, the Company acquired a new subsea production control fluid designed to complement its Energy Solutions business for $6.3 million. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(5) The Company adjusts for foreign exchange gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(6) The Company adjusts for costs related to the redemption of its prior 6.00% and 6.50% senior notes and the paydown of its term loan debt outstanding at the time of the Arysta Sale because it believes these costs are not reflective of ongoing operations.
(7) The Company adjusts for changes in the fair value of contingent consideration related to the acquisition of MacDermid, Incorporated (the "MacDermid Acquisition") because it believes these costs are not reflective of ongoing operations.
(8) The Company's 2019 adjustments include a $11.7 million gain on derivative contracts which was primarily associated with the refinancing of the Company's non-U.S. dollar denominated third-party debt, offset in part by employee expenses associated with the Arysta Sale that do not qualify for discontinued operations, non-recurring severance payments to senior management and certain professional consulting fees. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(9) The Company adjusts its effective tax rate to 26% and 27% for the three and six months ended June 30, 2020 and 2019, respectively. This adjustment does not reflect the Company’s current or near-term tax structure, including limitations on its ability to utilize net operating losses and foreign tax credits in certain jurisdictions. The Company also applies an effective tax rate of 26% and 27% to pre-tax non-GAAP adjustments for the three and six months ended June 30, 2020 and 2019, respectively. These effective tax rates adjustments are made because the Company believes they provide a meaningful comparison of its performance between periods.
(10) In connection with the merger on March 29, 2019 of Platform Delaware Holdings, Inc. ("PDH") with and into the Company, each outstanding equity interest in PDH was converted into one share of the Company's common stock. For historical periods, the Company adjusted for the income or loss attributable to non-controlling interests created at the time of the MacDermid Acquisition because holders of such equity interests were expected to convert their PDH holdings into shares of the Company's common stock. The Company also adjusted these non-controlling interests because it believed they were not reflective of ongoing operations.
(11) The Company defines "Adjusted common shares" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares that would be issued if all convertible stock was converted into common stock, stock options were vested and exercised and equity grants with targets that are considered probable of achievement were vested at target level and issued at each period presented. The Company adjusts the number of its outstanding common shares for this calculation to provide an understanding of the Company’s results of operations on a per share basis. See table below for further information.
Non-GAAP Adjusted Common Shares at June 30, 2020 and 2019 (Unaudited)
The following table shows the Company's adjusted common shares outstanding at each period presented:

	June 30,		Year-to-Date Average June 30,
(amounts in millions)	2020	2019	2020	2019
Basic outstanding common shares outstanding	248.9	256.7	248.8	257.0
Number of shares issuable upon conversion of Series A Preferred Stock	—	2.0	—	2.0
Number of shares issuable upon vesting of granted Equity Awards	2.9	2.6	2.9	2.8
Adjusted common shares outstanding	251.8	261.3	251.7	261.8

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Element Solutions' business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income attributable to common stockholders" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)		2020	2019	2020	2019
Net income attributable to common stockholders		$1.2	$1.5	$9.8	$24.7
Add (subtract):
Net (loss) income attributable to the non-controlling interests		—	(0.1)	—	0.6
Loss (income) from discontinued operations, net of tax		1.1	13.3	0.9	(14.1)
Income tax expense (benefit)		5.8	(6.8)	9.9	(17.2)
Interest expense, net		16.9	18.2	33.6	56.3
Depreciation expense		10.5	10.4	21.0	20.7
Amortization expense		28.9	28.4	58.3	56.8
EBITDA		64.4	64.9	133.5	127.8
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	(1)	—	—	1.4	—
Restructuring expense	(3)	3.3	3.2	4.3	5.8
Acquisition and integration costs	(4)	1.3	0.3	7.9	1.7
Foreign exchange loss on foreign denominated external and internal long-term debt	(5)	11.8	28.7	40.9	0.4
Debt refinancing costs	(6)	—	0.3	—	61.0
Change in fair value of contingent consideration	(7)	—	0.5	—	2.9
Other, net	(8)	4.0	2.6	6.9	(0.5)
Adjusted EBITDA		$84.8	$100.5	$194.9	$199.1
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Net income attributable to common stockholders" reconciliation table above.

Net Debt to Adjusted EBITDA Ratio:
Net debt to adjusted EBITDA ratio is defined as total debt (current installments of long-term debt, revolving credit facilities and long-term debt), excluding unamortized discounts and debt issuance costs, which totaled $20.6 million at June 30, 2020, less cash divided by adjusted EBITDA.
The following table presents the Company's net debt to adjusted EBITDA ratio of 3.2x on a trailing twelve month basis:

	2020	2019		Trailing Twelve Months
(dollars in millions)	YTD	Q3	Q4
Net income (loss) attributable to common stockholders	$9.8	$(6.9)	$74.4	$77.3
Add (subtract):
Net income attributable to the non-controlling interests	—	—	0.1	0.1
Loss (income) from discontinued operations, net of tax	0.9	0.9	(0.1)	1.7
Income tax expense	9.9	57.2	21.3	88.4
Interest expense, net	33.6	17.4	17.0	68.0
Depreciation expense	21.0	10.1	10.7	41.8
Amortization expense	58.3	28.1	28.3	114.7
EBITDA	133.5	106.8	151.7	392.0
Adjustments to reconcile to Adjusted EBITDA:
Amortization of inventory step-up	1.4	—	0.7	2.1
Restructuring expense	4.3	6.8	1.5	12.6
Acquisition and integration costs	7.9	0.8	(0.6)	8.1
Foreign exchange loss (gain) on foreign denominated external and internal long-term debt	40.9	1.1	(33.4)	8.6
Debt refinancing costs	—	—	1.0	1.0
Change in fair value of contingent consideration	—	0.5	(20.8)	(20.3)
Other, net	6.9	(0.6)	2.1	8.4
Adjusted EBITDA	$194.9	$115.4	$102.2	$412.5

Net Debt				$1,302.1

Net debt to adjusted EBITDA ratio				3.2x

Free Cash Flow:

Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Free cash flow on an adjusted basis adjusts for one-time cash operating expenses related to the Arysta Sale, for the payment of a portion of the contingent consideration related to the MacDermid Acquisition, and assumes that the Company's new capital structure was in place on January 1, 2019. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for use in evaluating the Company's financial performance. However, free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of the Company’s liquidity.

The following table reconciles "Cash flows from operating activities" to "Free cash flow on an adjusted basis:"

2019
(dollars in millions)	Q2 YTD
Cash flows from operating activities	$5
Capital expenditures	(11)
Disposal of property, plant and equipment	—
Free cash flow	(6)
Adjustments to arrive at free cash flows on an adjusted basis:
Interest payments - prior capital structure (1)	57
Interest payments - new capital structure (1)	(3)
Other (2)	38
Free cash flow on an adjusted basis	$86
(1) Adjustments for 2019 interest payments to reflect the Company's new capital structure by assuming that the Arysta Sale had closed and its new credit agreement had been in place on January 1, 2019.
(2) Adjustment for the payment of the contingent consideration related to the MacDermid Acquisition and payment for employee expenses associated with the Arysta Sale that do not qualify for discontinued operations.

Investor Relations Contact:
Yash Nehete
Associate Director, Corporate Development & IR
Element Solutions Inc
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845